AMENDMENT TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

FACTORSHARES TRUST

WHEREAS, the Trustees have previously established a trust to carry on the business of an investment company; and

WHEREAS, the Trustees now desire to change the name of the Trust from “FactorShares Trust” to “ETF Managers Trust”;

NOW, THEREFORE, the Trustees hereby declare pursuant to Section 1 of ARTICLE IX of the Agreement and Declaration of Trust that the Agreement and Declaration of Trust is hereby amended effective June 24, 2016 as follows:

Article I, Section 1, is hereby amended and restated to read as follows:

ARTICLE I
 NAME; OFFICES; REGISTERED AGENT; DEFINITIONS

Section 1.	Name. This Trust shall be known as “ETF Managers Trust” and the Board of Trustees shall conduct the business of the Trust under that name, or any other name as it may from time to time designate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, which may be executed in multiple counterparts, all of which taken together shall constitute one original, as of the 20th day of June, 2016.

/s/ Samuel Masucci, III                    /s/ John W. Southard
Samuel Masucci, III, Trustee          John W. Southard, Trustee

/s/ Terry Loebs
 Terry Loebs, Trustee